Exhibit 8.1

[Wachtell, Lipton, Rosen & Katz Letterhead]

December 1, 2006

North Fork Bancorporation, Inc.

275 Broadhollow Road

Melville, New York 11747

Ladies and Gentlemen:

We have acted as special counsel to North Fork Bancorporation, Inc., a Delaware corporation (“North Fork”), in connection with the proposed merger (the “Merger”) of North Fork with and into Capital One Financial Corporation, a Delaware corporation (“Capital One”), pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of March 12, 2006, by and between Capital One and North Fork. At your request, and pursuant to Section 7.3(c) of the Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

For purposes of the opinion set forth below, we have relied, with the consent of Capital One and the consent of North Fork, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in certain letters to us from the officers of Capital One and North Fork dated the date hereof, and have assumed that such statements and representations will be accurate and complete as of the Effective Time (as if made as of such time) and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (as amended through the date hereof, the “Registration Statement”) and the joint proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained therein, each as amended or supplemented through the date hereof.

North Fork Bancorporation, Inc.

We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware and (iii) the Merger will be reported by Capital One and North Fork on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable U.S. federal income tax law, that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as a post-effective amendment to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion relates solely to certain U.S. federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. We are furnishing this opinion to you solely in connection with the Merger, and this opinion is not to be relied upon by any other person or for any other purpose.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz